Exhibit 10.43

FORM OF RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT (“Agreement”) is made and entered into this      day of                     , 2006 by and between Discovery Partners International, Inc. a Delaware corporation (the “Company”), and                      (“Employee”) (collectively, the “Parties”).

RECITALS:

The Company deems it to be in the best interests of its shareholders that it take measures to retain the services of Employee and to incentivize Employee to remain in the service of the Company for a reasonable period of time, and Employee wishes to remain employed by the Company pursuant to the terms and conditions specified herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and the covenants set forth in this Agreement and for other valuable consideration, the parties hereby agree as follows:

1. Term. This Agreement shall take effect as of the date specified above and shall continue in effect through December 31, 2006, unless earlier terminated in accordance with Section 2 hereof (the “Term”).

2. Termination. This Agreement, and Employee’s employment by the Company may be terminated at any time as follows:

(a) Death. This Agreement and Employee’s employment shall terminate immediately upon the Employee’s death, in which event the Company’s only obligations hereunder shall be to pay all compensation owing for services rendered by the Employee prior to the date of Employee’s death, including, but not limited to, the “Achievement Bonus” (as defined in and provided by Section 4 of this Agreement).

(b) Disability. In the event the Employee is disabled from performing Employee’s assigned duties due to illness or injury for a period in excess of forty-five (45) consecutive days or a period or periods of more than ninety (90) days in the aggregate during the Term, the Company in its sole discretion may terminate this Agreement and Employee’s employment immediately upon written notice to Employee, in which event the Company’s only obligations hereunder shall be to pay all compensation owing for services rendered by Employee prior to the date of termination, including, but not limited to, the Achievement Bonus.

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(c) Termination For Cause. Prior to any “Change of Control” of the Company (as defined in Section 3 of this Agreement) the Company may terminate this Agreement and Employee’s employment for “Cause” immediately upon a reasonable and good faith determination by the Company that:

(i) Employee has committed any willful breach or material neglect of Employee’s duties;

(ii) Employee has committed fraud, embezzlement, misappropriation, or other act of dishonesty or moral turpitude;

(iii) Employee has been convicted of a felony during the Term;

(iv) Employee has consistently failed to adequately perform Employee’s job duties or responsibilities;

(v) Employee has used illegal and/or nonprescription drugs or a controlled substance while acting in the course and scope of Employee’s duties or otherwise representing the Company;

(vi) Employee has taken any action or willfully failed to take any action which results in a material adverse impact on the Company; or

(vii) Employee has materially breached any of the provisions of the Company’s policies including but not limited to any standards of conduct set forth in the Company’s employee handbook and the terms of Employee’s proprietary information and inventions agreement with the Company.

In the event this Agreement and Employee’s employment is terminated for Cause the Company shall have no further obligations to Employee hereunder other than to pay all compensation owing for services rendered by Employee prior to the date of termination.

(d) Termination Without Cause. The Company in its sole discretion may terminate Employee’s employment and this Agreement without Cause or prior warning immediately upon notice to Employee, in which event the Company shall provide to Employee all compensation owing for services rendered by Employee prior to the date of termination. Additionally, within ten (10) days following Employee’s delivery to the Company of an effective Release and Waiver in the form attached hereto as Exhibit A or such other form as may be required by the Company (the “Release”), the Company shall provide to Employee the following benefits: (i) a severance payment equal to a total of six (6) months of Employee’s base salary in effect at the time of termination, less standard deductions and withholdings, such severance payment to consist of the following: a) a payment equivalent to two (2) months of Employee’s base salary in lieu of and in compensation for any advance notice of termination that may be required pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the provisions of California Labor Code §§1400-1408, and/or any other similar statute, ordinance, regulation or other law relating to layoffs, terminations, reductions-in-force, plant closings, or similar events, and b) an additional payment equivalent to four (4) months of Employee’s base salary; (ii) provided Employee timely elects COBRA insurance continuation

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coverage, those premiums that would be incurred by Employee to continue health insurance coverage pursuant to COBRA for a period of six (6) months following the effective date of such termination without Cause shall be paid by the Company directly to the provider of the insurance, such payments to consist of the following: a) two (2) months worth of payments in lieu of and in compensation for any advance notice of termination that may be required pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the provisions of California Labor Code §§1400-1408, and any other similar statute, ordinance, regulation, or other law relating to layoffs, terminations, reductions-in-force, plant closings, or similar events, and b) an additional four (4) months worth of payments; iii) the Company shall provide Employee with outplacement or career transition services for a period of three months with a nationally-recognized firm of the Company’s choosing; iv) the immediate vesting of all options to purchase common stock from the Company and all grants of restricted stock of the Company granted by the Company to Employee prior to the effective date of such termination without Cause (collectively, the “Stock Awards”) such that Employee shall be 100% vested with respect to the Stock Awards; and v) the Company shall pay to Employee the Achievement Bonus. Notwithstanding anything to the contrary set forth herein, if at the time the severance payments under this Agreement would otherwise be paid to Employee, Employee is subject to the distribution limitations contained in Section 409A of the Internal Revenue Code (the “Code”) applicable to “key employees” as defined in Code Section 416(i), except with respect to base salary, accrued unused vacation and any other payments attributable to services performed by Employee prior to Employee’s actual termination of employment, such payments shall not be made to Employee before the date which is six (6) months following the date of Employee’s termination of employment, or, if earlier, the date of Employee’s death that occurs within such six (6) month period, to the extent necessary to comply with Section 409A of the Code. In such case, such severance payments shall instead be paid to Employee in a lump sum during the seventh (7th) month following termination of employment.

(e) Change of Control Termination. The termination of Employee’s employment by the Company solely by virtue of a Change of Control becoming effective shall not constitute a termination without Cause for purposes of this Agreement, provided that the Company’s successor-in-interest shall have offered Employee reasonably similar employment to that Employee held immediately prior to a Change of Control.

(f) Termination by Mutual Agreement. This Agreement, and Employee’s employment by the Company, may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination shall have the consequences specified in such writing.

(g) Returning Company Documents. In the event of any termination of this Agreement, or Employee’s employment, Employee shall, prior to or on such termination deliver to the Company (and will not maintain possession of or deliver to anyone else) any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to the Company, its successors or assigns.

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3. Change of Control.

(a) Change of Control. For purposes of this Agreement, “Change of Control” means: (i) a sale or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction; (iii) a reverse merger in which the Company is the surviving entity but the shares of Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such reverse merger own less than fifty percent (50%) of the Company’s voting power immediately after the transaction; (iv) after the Listing Date, as defined in the Company’s Equity Incentive Plan or after the Company’s initial public offering, an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the voting power entitled to vote in the election of Directors; or (v) the consummation of the “Merger” as such term is defined in that certain Agreement and Plan of Merger and Reorganization dated April 11, 2006 by and among the Company, Darwin Corp., a Delaware corporation and wholly owned subsidiary of the Company and Infinity Pharmaceuticals, Inc., a Delaware corporation. For purposes of this Agreement, the term Change of Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(b) Parachute Payments. If any payment or benefit Employee would receive from the Company in connection with a Change of Control or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock awards unless Employee elects in writing a different order for cancellation.

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The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change of Control. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within ten (10) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or the Employee) or such other time as requested by the Company or Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

(c) Change-In-Control Agreement. Employee and the Company are parties to that Change-In-Control Agreement For Certain Executives of Discovery Partners International, Inc. July 2003 (the “Change-In-Control Agreement”), the provisions of which remain in full force and effect and shall not be affected by this Agreement. Notwithstanding the foregoing, in the event Employee shall, at the request of the Company, resign his employment and positions with the Company and any of its subsidiaries and affiliates in furtherance or anticipation of a transaction qualifying as a Change of Control, the Company’s successor following a Change of Control shall within thirty (30) days of Employee’s delivery to the Company of the fully effective Release, pay to Employee i) the benefits specified in Section 3(b)(ii)(A) and (B) of the Change-In-Control Agreement and ii) the Achievement Bonus; and, additionally, Employee shall receive the accelerated vesting benefit described in Section 5 hereof.

4. Retention Bonus. Employee shall be eligible to earn a cash bonus of up to Twenty-Five Thousand Dollars ($25,000.00) (the “Retention Bonus”), less applicable deductions and withholdings, based upon Employee’s achievement of the performance milestones specified in Exhibit B hereto. The amount of the Retention Bonus earned for the achievement of each milestone shall be as specified in Exhibit B. Employee shall receive payment only for that part of the Retention Bonus that Employee earns by achievement of the performance milestones (the “Achievement Bonus”). If Employee remains in the continuous employ of the Company (or its successor upon a Change of Control) through December 31, 2006, Employee shall be paid the Achievement Bonus, less applicable deductions and withholdings, effective December 31, 2006.

5. Stock Awards. Provided that a) Employee remains in the continuous employ of the Company (or its successor in a Change of Control or b) Employee shall, at the request of the Company, resign his employment and positions with the Company and any of its subsidiaries and affiliates in furtherance or anticipation of a transaction qualifying as a Change of Control, the vesting of the Stock Awards shall be accelerated such that Employee shall be 100% vested with respect to the Stock Awards on the earlier of: i) the effective date of any Change of Control; or ii) December 31, 2006.

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6. Assignment. This Agreement may not be assigned by Employee, but may be assigned by the Company to any successor in its interest to its business. This Agreement shall bind and inure to the benefit of the Company’s successors and assigns, as well as Employee’s heirs, executors, administrators, and legal representatives.

7. Amendment. This Agreement may be modified only by written agreement signed by Employee and the Chairman of the Board of Directors of the Company.

8. Choice Of Law. This Agreement shall be governed by the laws of the State of California.

9. Partial Invalidity. In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

10. Scope and Integration. This Agreement constitutes the entire agreement between the parties with respect to Employee’s employment by the Company and the provision of benefits to Employee in connection with the termination of Employee’s employment by the Company or its successor(s), and supersedes any and all prior or contemporaneous oral and written agreements or understandings between the parties regarding such subject matter, which shall have no further force and effect, except as specified in Section 3(c) herein.

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:

Dated:

EMPLOYEE:

Dated:

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